Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2016 First Quarter Results

  Sales are $372 million, with 4 percent volume growth offset by unfavorable currency translation compared to prior year’s first quarter
  GAAP diluted EPS of $0.72 exceeds level of prior year first quarter; non-GAAP EPS of $0.61
  Unfavorable currency translation reduces sales by $20 million and diluted EPS by $0.14 compared to the prior year’s first quarter
  Pro-forma 12 week order rates increase 1 percent over same period a year ago
  Second quarter 2016 guidance: Sales expected to increase in the range of 2 percent to 6 percent compared to same period a year ago; GAAP Diluted EPS in the range of $0.85 to $0.95, inclusive of a $0.02 charge for non-recurring items

WESTLAKE, Ohio--(BUSINESS WIRE)--February 22, 2016--Nordson Corporation (Nasdaq: NDSN) today reported results for the first quarter of fiscal year 2016. For the quarter ending January 31, 2016, sales were $372 million, a decrease of less than 2 percent from the prior year’s first quarter. This change in sales included a 4 percent increase in volume, comprised of slight growth in organic volume and 3 percent growth related to the first year effect of acquisitions. Volume growth was offset by a 5 percent decrease related to the unfavorable effects of currency translation compared to the prior year’s first quarter. Operating profit for the quarter was $52 million, net income was $41 million, and diluted earnings per share were $0.72. Prior year first quarter sales, operating profit, net income and diluted earnings per share were $379 million, $63 million, $43 million and $0.69, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“During the quarter, strong organic sales growth in our Adhesive Dispensing segment and positive organic sales growth in our Industrial Coating segment was offset by a decline in portions of our Advanced Technology segment, where comparisons to the prior year are challenging,” said Michael F. Hilton, Nordson President and Chief Executive Officer. “Reported operating margin in the quarter was 14 percent, or 17 percent excluding one-time charges and the effects of currency as compared to the prior year. Reported diluted earnings per share in the quarter exceeded the level of a year ago, as discrete tax benefits more than offset one-time charges related to restructuring initiatives and short-term purchase accounting charges for acquired inventory. Currency exchange rates negatively impacted results in the quarter, as revenue and earnings per share would have been $20 million and $0.14 higher, respectively, on a year-over-year basis in constant currency. Free cash flow before dividends was $38 million, or 91 percent of net income. We continued our balanced approach to capital deployment in the quarter, distributing approximately $14 million in dividends and investing approximately $32 million for the repurchase of shares. Throughout the quarter, we continued to focus on serving our customers at the highest levels and executing on margin enhancement initiatives within the framework of the Nordson Business System.”

First Quarter Segment Results

Sales volume in the Adhesive Dispensing Systems segment increased 12 percent compared to the same period a year ago, inclusive of 11 percent organic growth and 1 percent growth from the first year effect of the WAFO acquisition. Unfavorable currency translation as compared to the prior year reduced sales by 7 percent in the quarter. “This segment generated strong organic growth in every product line, as we continued to see strength in consumer non-durable end markets. On a geographic basis, volume growth was strong in Europe, Asia Pacific and the United States,” said Hilton. Reported operating margin in this segment was 25 percent in the first quarter, an improvement of three percentage points from the same period a year ago, and inclusive of approximately $600 thousand in one-time charges related to restructuring activities and purchase accounting charges for acquired inventory. Excluding these one-time charges, and the approximate effects of negative currency translation compared to the prior year, this segment’s operating margin was 27 percent in the quarter.

Sales volume in the Advanced Technology Systems segment decreased 8 percent compared to the first quarter a year ago, inclusive of a 15 percent decrease in organic volume offset by a 7 percent increase related to the first year effect of the MatriX and Liquidyn acquisitions. Sales were also negatively impacted by approximately 3 percent related to unfavorable currency translation as compared to the prior year. “Current results in this segment are challenged in comparison to the prior year first quarter, where we delivered organic growth of 29%,” said Hilton. “Organic volume growth during the current quarter in our surface treatment and medical fluid management product lines was offset by softness in other product lines, largely related to electronics end markets. We’re pleased by the performance of the Liquidyn and Matrix acquisitions in this segment, both of which are meeting our expectations.” Reported operating margin in this segment was 7 percent in the current quarter, or 8 percent on a normalized basis to exclude approximately $2 million in one-time charges related to restructuring activities and short-term purchase accounting charges for acquired inventory. Excluding these one-time charges, and the approximate effects of negative currency translation compared to the prior year, this segment’s operating margin was 9 percent in the quarter. “Operating margin in the current quarter reflects negative leverage on lower near term volume mainly related to electronics end markets,” added Hilton. “These markets have historically driven solid organic growth for Nordson, and recent project activity and order rates in this space are encouraging. We expect to leverage sales volume growth during the year to generate significant improvement in operating margin in this segment.”

Sales volume in the Industrial Coating Systems segment increased 2 percent compared to the first quarter a year ago, which was offset by a 5 percent decrease related to unfavorable currency translation. “Organic growth was driven by demand for our liquid painting, container coating and UV curing product lines. Regional demand was positive in Asia Pacific, the Americas and Japan,” said Hilton. Operating margin in the quarter was 8 percent, reflecting the seasonally lower first quarter volume typical of this segment. Excluding the approximate effects of negative currency translation compared to the prior year, segment operating margin was 10 percent in the quarter.

Detailed results by operating segment and geography are included in the accompanying tables.

Order Rates and Backlog

Order rates for the 12-week period ending February 14, 2016, measured in constant currency, increased 1 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2015 acquisitions were owned in both years.

Backlog for the quarter ended January 31, 2016 was approximately $247 million, an increase of 10 percent compared to the same quarter a year ago, and inclusive of 8 percent organic growth and 2 percent growth due to acquisitions. Backlog amounts are calculated at January 31, 2016 exchange rates.

Outlook

For the second quarter of fiscal year 2016, sales are expected to increase in the range of 2 percent to 6 percent compared to the prior year’s second quarter. This is inclusive of organic growth of 1 percent to 5 percent, 2 percent growth from the first year effect of acquisitions, and a negative currency effect of 1 percent based on the current exchange rate environment. At the midpoint of this sales outlook, operating margin is expected to be approximately 19 percent. GAAP diluted earnings per share are expected to be in the range of $0.85 to $0.95, inclusive of a $0.02 per share charge for non-recurring items.

“Given our backlog and positive 12 week order rates for most of the last several weeks, we expect organic volume growth to be approximately 3 percent compared to the prior year at the midpoint of our second quarter guidance. This is solid performance given continued softness in the global macroeconomic environment and reflects the solutions we bring to the diverse end markets we serve,” said Hilton. “Though the trajectory of the global economy remains uncertain for the year, we are well positioned to capture growth opportunities when and where they occur. We’ll also continue to execute on our initiatives aimed at driving improved profitability, and our strong ongoing cash generation provides the ability to fund multiple priorities that will benefit our shareholders over the long term.”

Nordson will broadcast its first quarter conference call on the investor relations page of its Web site, www.nordson.com/investors on Tuesday, February 23, 2016 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Senior Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson engineers, manufactures and markets differentiated products and systems used to dispense, apply and control adhesives, coatings, polymers, sealants, biomaterials, and other fluids; to test and inspect for quality; and to treat and cure surfaces. These products are supported with extensive application expertise and direct global sales and service. We serve a wide variety of consumer non-durable, consumer durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, building and construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, @Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2016
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	First Quarter
	2016	2015

Net sales	$372,220	$379,008
Cost of sales	175,313	170,287
Selling & administrative expenses	144,929	145,903

Operating profit	51,978	62,818

Interest expense - net	(5,706)	(4,003)
Other income (expense) - net	802	(102)

Income before income taxes	47,074	58,713
Income taxes	5,913	15,828

Net Income	$41,161	$42,885

Return on sales	11%	11%
Return on average shareholders' equity	25%	20%

Average common shares outstanding (000's)	56,997	62,008
Average common shares and
common share equivalents (000's)	57,305	62,536

Per share:

Basic earnings	$.72	$.69
Diluted earnings	$.72	$.69

Dividends paid	$.24	$.22

Total dividends	$13,654	$13,635

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2016
(Unaudited)

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2016	2015

Cash and marketable securities	$60,736	$50,268
Receivables	343,926	389,550
Inventories	224,793	225,672
Other current assets	51,418	46,101
Total current assets	680,873	711,591

Property, plant & equipment	250,703	249,940
Other assets	1,385,664	1,398,913
	$2,317,240	$2,360,444

Notes payable and debt due within one year	$20,209	$23,950
Accounts payable and accrued liabilities	216,612	266,826
Total current liabilities	236,821	290,776

Long-term debt	1,116,179	1,092,643
Other liabilities	314,130	317,009
Total shareholders' equity	650,110	660,016
	$2,317,240	$2,360,444

Other information:

Employees	6,144	6,232

Common shares outstanding (000's)	56,990	57,358

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FIRST QUARTER PERIOD
Period Ending January 31, 2016
(Unaudited)

	First Quarter		% Growth over 2015
SALES BY BUSINESS SEGMENT	2016	2015	Volume	Currency	Total

Adhesive dispensing systems	$203,439	$194,213	12.0%	-7.2%	4.8%
Advanced technology systems	117,860	132,218	-8.2%	-2.7%	-10.9%
Industrial coating systems	50,921	52,577	1.5%	-4.6%	-3.1%

Total sales by business segment	$372,220	$379,008	3.5%	-5.3%	-1.8%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2016	2015

Adhesive dispensing systems	$50,360	$43,327
Advanced technology systems	7,973	26,818
Industrial coating systems	4,178	3,764
Corporate	(10,533)	(11,091)

Total operating profit by business segment	$51,978	$62,818

	First Quarter		% Growth over 2015
SALES BY GEOGRAPHIC REGION	2016	2015	Volume	Currency	Total

United States	$117,391	$122,824	-4.4%	-	-4.4%
Americas	26,707	28,268	6.6%	-12.1%	-5.5%
Europe	119,718	108,566	21.6%	-11.3%	10.3%
Japan	19,503	21,533	-7.2%	-2.2%	-9.4%
Asia Pacific	88,901	97,817	-5.1%	-4.0%	-9.1%

Total Sales by Geographic Region	$372,220	$379,008	3.5%	-5.3%	-1.8%

	First Quarter
FREE CASH FLOW BEFORE DIVIDENDS	2016	2015

Net income	$41,161	$42,885
Depreciation and amortization	17,210	15,984
Other non-cash charges	4,192	6,865
Changes in operating assets and liabilities	(14,026)	(39,822)
Net cash provided by operating activities	48,537	25,912

Additions to property, plant and equipment	(11,093)	(16,821)
Proceeds from the sale of property, plant and equipment	87	275

Free cash flow before dividends	$37,531	$9,366

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING FEBRUARY 14, 2016
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-1%	United States	-6%
Advanced technology systems	8%	Americas	22%
Industrial coating systems	-5%	Europe	10%
		Japan	10%
Total	1%	Asia Pacific	-5%

		Total	1%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2015 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FIRST QUARTER PERIOD
Period Ending January 31, 2016
(Unaudited)

EARNINGS PER SHARE
	First Quarter
	2016	2015

Diluted EPS as reported (U.S. GAAP)	$0.72	$0.69
Short-term inventory purchase accounting adjustments	0.02	0.01
Severance and restructuring	0.01	-
Pension settlement expense	-	0.02
Discrete tax items	(0.14)	(0.03)

Diluted EPS as adjusted (Non-GAAP)	$0.61	$0.69

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP.
Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye
Senior Director, Communications & Investor Relations
440-414-5639
Jim.Jaye@nordson.com